Exhibit 4.1
AMENDMENT NO. 1 TO RIGHTS AGREEMENT
          This AMENDMENT NO. 1 (this “Amendment”), dated as of March 31, 2008, to the Renewed Rights Agreement, dated as of December 21, 2004 (the “Rights Agreement”), between Bentley Pharmaceuticals, Inc. a Delaware corporation (the “Company”), and American Stock Transfer and Trust Company, a New York corporation, as Rights Agent (the “Rights Agent”). Capitalized terms used herein without definition shall have the meanings given to them in the Rights Agreement.
          WHEREAS, the Board of Directors of the Company has authorized and declared a dividend of one Right for each share of Common Stock of the Company outstanding at the Close of Business on December 21, 2004, each Right representing the right to purchase one one-thousandth (subject to adjustment) of a share of Preferred Stock, upon the terms and subject to the conditions set forth in the Rights Agreement, and has further authorized and directed the issuance of one Right with respect to each share of Common Stock of the Company that shall become outstanding between the Record Date and the Distribution Date;
          WHEREAS, the Rights remain issued and outstanding and the Rights Agreement remains in effect with respect thereto;
          WHEREAS, no Distribution Date or Expiration Date has occurred;
          WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger, to be dated on or about March 31, 2008 (the “Merger Agreement”), among the Company, Teva Pharmaceutical Industries Ltd., an Israeli corporation (“Teva”), and Beryllium Merger Corporation, a Delaware corporation and wholly-owned subsidiary of Teva (“Acquisition Sub”), pursuant to which and subject to the terms and conditions thereof, among other things, the Acquisition Sub will merge with and into the Company, with the Company surviving the merger;
          WHEREAS, the Board of Directors of the Company has determined that the Merger Agreement and the transactions contemplated thereby, are in the best interests of the Company and its shareholders;
          WHEREAS, the Company desires to amend the Rights Agreement to exempt the Merger Agreement, the execution thereof and the transactions contemplated thereby, from the application of the Rights Agreement;
          WHEREAS, Section 27 of the Rights Agreement provides that the Company may and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing shares of Common Stock of the Company; and the Company has (i) certified to the Rights Agent that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement and (ii) directed that the Rights Agreement should be amended and supplemented as set forth in this Amendment; and

          WHEREAS, the Company has directed the appropriate officers of the Company to take all appropriate steps to execute and deliver this Amendment;
          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
          1. Amendments to Rights Agreement.
               (a) Section 1 of the Rights Agreement is hereby amended to add the following sentence immediately prior to the last sentence of the definition of “Acquiring Person”:
                “Notwithstanding anything in this Agreement to the contrary, none of Teva Pharmaceutical Industries Ltd., an Israeli corporation (“Teva”), Beryllium Merger Corporation, a Delaware corporation (“Acquisition Sub”), nor any of their Affiliates or Associates shall be deemed to be an Acquiring Person solely as a result of the approval, execution, delivery or adoption of the Merger Agreement or the approval, adoption or consummation of the Merger or any other transaction contemplated by the Merger Agreement, or the public announcement of any thereof.”
               (b) Section 1 of the Rights Agreement is hereby amended to add the following sentence at the end of the definition of “Distribution Date”:
               “Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as a result of the approval, execution, delivery or adoption of the Merger Agreement or the approval, adoption or consummation of the Merger or any other transaction contemplated by the Merger Agreement, or the public announcement of any thereof.”
               (c) Section 1 of the Rights Agreement is hereby amended to add the following sentence at the end of the definition of “Stock Acquisition Date”:
               “Notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred solely as a result of the approval, execution, delivery or adoption of the Merger Agreement or the approval, adoption or consummation of the Merger or any other transaction contemplated by the Merger Agreement, or the public announcement of any thereof.”
               (d) Section 1 of the Rights Agreement is hereby amended to add the following definitions of “Effective Time”, “Merger” and “Merger Agreement” in the appropriate alphabetical order:
                   “‘Effective Time’ shall have the meaning set forth in the Merger Agreement.”
                   “‘Merger’ shall have the meaning set forth in the Merger Agreement.”

          “‘Merger Agreement’ shall mean that Agreement and Plan of Merger, dated March 31, 2008, among the Company, Teva and Acquisition Sub, a Delaware corporation and a wholly-owned subsidiary of Teva, as amended from time to time.”
               (e) Section 3(a) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:
               “Notwithstanding anything in this Agreement to the contrary, no Distribution Date shall be deemed to have occurred solely as a result of the approval, execution, delivery or adoption of the Merger Agreement or the approval, adoption or consummation of the Merger or any other transaction contemplated by the Merger Agreement, or the public announcement of any thereof.”
               (f) Section 7(a) of the Rights Agreement is hereby modified, amended and restated in its entirety:
               “Subject to Section 7(e) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandths of a share (or shares of Common Stock, other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earlier of (i) the time immediately prior to the Effective Time, (ii) the Close of Business on December 19, 2014, or such later date as may be established by the Board of Directors prior to the expiration of the Rights (such date, as it may be extended by the Board, the “FINAL EXPIRATION DATE”), (iii) the time at which the Rights are redeemed as provided in Section 23 hereof, (iv) the time at which the Rights are exchanged (the “EXCHANGE DATE”) as provided in Section 24 hereof or (v) the time at which the Rights expire pursuant to Section 13(d) hereof (the earlier of (i), (ii), (iii), (iv) and (v) being herein referred to as the “EXPIRATION DATE”).”
               (g) Section 11(a)(ii) of the Rights Agreement is hereby amended to add the following at the end thereof:
               “Notwithstanding anything in this Agreement to the contrary, a Section 11(a)(ii) Event shall not be deemed to have occurred solely as a result of the approval, execution, delivery or adoption of the Merger Agreement or the approval, adoption or consummation of the Merger or any other transaction contemplated by the Merger Agreement, or the public announcement of any thereof.”
               (h) Section 13(a) of the Rights Agreement is hereby amended to add the following at the end thereof:

               “Notwithstanding anything in this Agreement to the contrary, no Section 13 Event shall be deemed to have occurred solely as a result of the approval, execution, delivery or adoption of the Merger Agreement or the approval, adoption or consummation of the Merger or any other transaction contemplated by the Merger Agreement, or the public announcement of any thereof.”
               (i) Section 24(a) of the Rights Agreement is hereby amended to add the following subsection at the end thereof:
               “(e) Notwithstanding anything in this Agreement to the contrary, no exchange referred to in Section 24(a) hereof shall be authorized solely as a result of the approval, execution, delivery or adoption of the Merger Agreement or the approval, adoption or consummation of the Merger or any other transaction contemplated by the Merger Agreement, or the public announcement of any thereof.”
               (j) Section 25 of the Rights Agreement is hereby amended to add the following subsection at the end thereof:
               “(c) Notwithstanding anything in this Agreement to the contrary, the Company shall not be required to give notice under this Section 25 solely as a result of the approval, execution, delivery or adoption of the Merger Agreement or the approval, adoption or consummation of the Merger or any other transaction contemplated by the Merger Agreement, or the public announcement of any thereof.”
          2. Interpretation. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.
          3. Effectiveness. This Amendment shall be deemed to be in force and effect immediately prior to the execution and delivery of the Merger Agreement, whether or not also executed by the Rights Agent; provided that if the Merger Agreement shall be terminated in accordance with Section 8.1 thereof prior to the Effective Time (as defined therein), then this Amendment shall automatically terminate and be of no further force or effect. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.
          4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.
          5. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall together constitute but one and the same instrument.
[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

BENTLEY PHARMACEUTICALS, INC.

By: Name:	/s/ James R. Murphy James R. Murphy
Title:	Chairman and Chief Executive Officer

AMERICAN STOCK TRANSFER AND TRUST COMPANY, as Rights Agent

By: Name:	/s/ Wilbert Myles Wilbert Myles
Title:	Vice President